Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

EXHIBIT 99.1

NEWS RELEASE

Devon Energy Reports Second-Quarter 2016 Results

OKLAHOMA CITY - Aug. 2, 2016 - Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the second quarter of 2016 and provided guidance for the third quarter and full-year 2016.

Highlights

•	Exceeded production expectations in U.S. resource plays

•	Raised 2016 production guidance for retained assets by 3 percent

•	Reduced lease operating expenses 26 percent year over year

•	Improved operating and G&A expense outlook

•	Completed asset divestiture program with proceeds totaling $3.2 billion

•	Increased E&P capital investment by $200 million in 2016

“Devon Energy’s strategy of operating in North America’s best resource plays, coupled with a focus on delivering best-in-class execution, led to another quarter of excellent operational results,” said Dave Hager, president and CEO. “Production from our U.S. resource plays once again exceeded guidance expectations and we were able to deliver this outperformance with dramatically lower costs. With the cost savings achieved year to date, we are now on pace to reduce operating and G&A expenses by nearly $1 billion in 2016.

“In addition to our strong operating performance, we were able to significantly improve our financial strength over the past several months with the timely completion of our non-core asset divestiture program,” Hager said. “Total divestitures reached $3.2 billion and surpassed the top end of our $2 billion to $3 billion guidance range. The majority of the sales proceeds will be utilized to reduce debt and position us to further accelerate investment in our best-in-class U.S. resource plays, led by the STACK and Delaware Basin.”

Production Exceeds Expectations in U.S. Resource Plays

Devon’s reported net production averaged 644,000 oil-equivalent barrels (Boe) per day during the second quarter of 2016. Of this amount, 545,000 Boe per day was attributable to the Company’s core assets, where investment will be directed going forward. Production from core assets exceeded the mid-point of guidance by 6,000 Boe per day, driven entirely by Devon’s U.S. resource plays.

Within the Company’s U.S. resource plays, production averaged 419,000 Boe per day. This performance was highlighted by strong results from the STACK and Delaware Basin where aggregate production increased 27 percent year over year. Light-oil production from U.S. resource plays, which is Devon’s highest margin product, averaged 110,000 barrels per day. This result exceeded the top end of guidance by 2,000 barrels per day.

In Canada, net oil production from Devon’s heavy-oil projects averaged 121,000 barrels per day in the second quarter. Driven by the industry-leading performance of the Jackfish 3 facility, Canadian oil production increased 24 percent compared to the second quarter of 2015. Scheduled maintenance at the Company’s Jackfish 2 facility curtailed production by 11,000 barrels per day in the quarter.

Retained Midland Assets Enhances 2016 Production Outlook

With the earlier than expected completion of Devon’s asset divestiture program, the Company is updating its third quarter and full-year 2016 production expectations for its retained, go-forward asset base. The most significant change to previous guidance is Devon’s decision to retain select assets in the Midland Basin that were previously categorized as non-core. These legacy Midland Basin assets have extremely low declines and are expected to produce approximately 15,000 Boe per day in the second half of 2016.

Due to the retention of Midland assets and other minor operating interests, Devon is raising the mid-point of its 2016 production guidance from its retained, go-forward asset base by 18,000 Boe per day, or 3 percent. The largest portion of this production raise is attributable to oil, where 2016 mid-point guidance increased by 4 percent or 10,000 barrels per day.

Lease Operating Expenses Decline 26 Percent; Additional Savings Expected

The Company has several cost-reduction initiatives underway that positively impacted second-quarter results. The most significant operating cost savings came from lease operating expenses (LOE), which is Devon’s largest field-level cost. LOE declined 26 percent compared to the second quarter of 2015 to $416 million, and was 5 percent below the low end of guidance. The decrease in LOE was primarily driven by improved power and water-handling infrastructure, declining labor expense and lower supply chain costs.

Due to the operating cost performance achieved year to date and the impact of recently announced asset divestitures, the Company is lowering its full-year 2016 LOE outlook by $150 million to a range of $1.6 billion to $1.7 billion. With this improved outlook, Devon is now on track to reduce LOE and production taxes by nearly $600 million compared to 2015.

G&A Cost Savings Initiatives Ahead of Schedule

Devon also realized substantial general and administrative (G&A) cost savings in the second quarter. G&A expenses totaled $147 million, a 30 percent improvement compared to the second quarter of 2015. The significantly lower overhead costs were driven by reduced personnel expenses.

The Company now anticipates G&A expenses to decline to a range of $600 million to $650 million for the full-year 2016. Combined with reductions in capitalized G&A, Devon projects its total overhead costs to decline by approximately $400 million compared to 2015.

Accelerating Upstream Investment Activity

Devon continued to effectively control capital costs during the second quarter. Devon’s accrued upstream capital spending, which accounts for activity that was incurred during the reporting period, amounted to $221 million in the quarter. This result was $29 million below the low end of the Company’s guidance range.

As previously announced in June, Devon expects its full-year 2016 upstream capital program to range between $1.1 billion and $1.3 billion, an increase of $200 million from previous guidance. The incremental capital will be deployed in the STACK and Delaware Basin, with the potential to add as many as 7 operated rigs between these prolific plays in the second half of 2016. The additional capital investment is expected to deliver incremental production in early 2017.

Second-Quarter 2016 Operations Report

For additional details on Devon’s E&P operations, please refer to the Company’s second-quarter 2016 operations report at www.devonenergy.com. Highlights from the report include:

•	Record-setting Meramec oil well brought online

•	Successful spacing tests in STACK

•	Bone Spring development wells outperform type curve

•	Another high-rate well in the Leonard Shale

•	Significant free cash flow generation in Eagle Ford

•	Jackfish complex production exceeds nameplate capacity by 9 percent

Divestiture Program Complete and Exceeds Expectations

In the second quarter of 2016, Devon announced multiple agreements to monetize $2 billion of non-core upstream assets in the U.S. Several of these transactions have closed and the Company expects the remaining transactions to close in the third quarter. The Company expects to incur minimal cash taxes associated with these divestitures.

Subsequent to quarter end, the Company announced an agreement to sell its 50 percent interest in the Access Pipeline for CAD $1.4 billion, or USD $1.1 billion. This transaction is expected to close in the third quarter of 2016. With the announced sale of Access Pipeline, Devon’s divestiture program is now complete reaching $3.2 billion, exceeding the top end of the Company’s $2 billion to $3 billion guidance range. At least two-thirds of the sales proceeds are expected to be utilized for debt reduction, while the remaining amount will be reinvested in the Company’s U.S. resource plays.

Significant Liquidity and Financial Strength

Devon exited the second quarter with $1.7 billion of cash on hand. Pro-forma for the recent asset sales, cash balances will increase to $4.6 billion and the Company had no borrowings on its $3 billion senior credit facility.

The Company’s consolidated debt was $12.7 billion at the end of the second quarter. Adjusted for asset sales, Devon’s net debt, which excludes non-recourse EnLink obligations, declines to $4.7 billion. The Company’s ownership in EnLink is valued at greater than $3 billion and is expected to generate cash distributions of $270 million in 2016.

Cash Inflow Exceeds $800 Million

In the second quarter of 2016 Devon had a reported net loss of $1.6 billion, or $3.04 per share. Adjusting for items that securities analysts typically exclude from their published estimates, Devon’s core earnings totaled $33 million, or $0.06 per share.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) reached $649 million in the second quarter of 2016. The closing of the Company’s non-core Mississippian assets added approximately $200 million of additional cash flow in the second quarter of 2016, bringing cash inflows to more than $800 million.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP (generally accepted accounting principles) financial measures to the related GAAP information. Net debt, adjusted net debt, core earnings, core earnings per share and adjusted EBITDA referenced within the commentary of this release are non-GAAP financial measures. Reconciliations of these non-GAAP measures are provided within the tables of this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post an operations report to its website at www.devonenergy.com. The Company’s second-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Aug. 3, 2016, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding our business and operations are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to: the volatility of oil, gas and NGL prices, including the currently depressed commodity price environment; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in exploration and development activities; risks related to our hedging activities; counterparty credit risks; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks relating to our indebtedness; our ability to successfully complete mergers, acquisitions and divestitures; the extent to which insurance covers any losses we may experience; our limited control over third parties who operate our oil and gas properties; midstream capacity constraints and potential interruptions in production; competition for leases, materials, people and capital; cyberattacks targeting our systems and infrastructure; and any of the other risks and uncertainties identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The Company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Chris Carr, 405-228-2496

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Oil and bitumen (MBbls/d)
U. S. - Core	110	131	119	129
Heavy Oil	121	98	124	101

Core assets	231	229	243	230
Other	28	41	29	41

Total	259	270	272	271

Natural gas liquids (MBbls/d)
U. S. - Core	103	100	105	102
Other	28	34	29	34

Total	131	134	134	136

Gas (MMcf/d)
U. S. - Core	1,239	1,288	1,267	1,296
Heavy Oil	28	20	22	24

Core assets	1,267	1,308	1,289	1,320
Other	260	319	265	316

Total	1,527	1,627	1,554	1,636

Oil equivalent (MBoe/d)
U. S. - Core	419	446	436	448
Heavy Oil	126	101	127	105

Core assets	545	547	563	553
Other	99	127	102	126

Total	644	674	665	679

KEY OPERATING STATISTICS BY REGION
	Quarter Ended June 30, 2016
	Avg. Production (MBoe/d)	Gross Wells Drilled	Operated Rigs at June 30, 2016
STACK	91	24	2
Delaware Basin	65	14	—
Eagle Ford	75	6	—
Rockies Oil	21	—	—
Heavy Oil	126	—	—
Barnett Shale	167	—	—

Core assets	545	44	2

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND	2015			2016
	Quarter 2	Quarter 3	Quarter 4	Quarter 1	Quarter 2

Oil and bitumen (MBbls/d)
STACK	6	6	7	14	17
Delaware Basin	41	41	42	38	36
Eagle Ford	67	62	60	59	41
Rockies Oil	16	16	16	17	15
Heavy Oil	98	121	121	126	121
Barnett Shale	1	1	1	1	1

Core assets	229	247	247	255	231
Other	41	35	31	30	28

Total	270	282	278	285	259

Natural gas liquids (MBbls/d)
STACK	16	22	23	29	29
Delaware Basin	10	8	11	12	13
Eagle Ford	24	26	27	24	17
Rockies Oil	1	2	1	1	1
Barnett Shale	49	44	46	42	43

Core assets	100	102	108	108	103
Other	34	32	31	29	28

Total	134	134	139	137	131

Gas (MMcf/d)
STACK	221	216	235	286	267
Delaware Basin	75	70	82	84	99
Eagle Ford	146	154	151	144	103
Rockies Oil	41	41	38	32	31
Heavy Oil	20	16	24	15	28
Barnett Shale	805	788	768	749	739

Core assets	1,308	1,285	1,298	1,310	1,267
Other	319	301	285	271	260

Total	1,627	1,586	1,583	1,581	1,527

Oil equivalent (MBoe/d)
STACK	59	64	70	91	91
Delaware Basin	64	61	66	63	65
Eagle Ford	114	113	111	107	75
Rockies Oil	24	25	23	23	21
Heavy Oil	101	124	126	129	126
Barnett Shale	185	176	175	168	167

Core assets	547	563	571	581	545
Other	127	117	110	104	99

Total	674	680	681	685	644

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES
(average prices)	Quarter 2		June YTD
	2016	2015	2016	2015
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$45.54	$57.78	$39.60	$53.33
Natural Gas ($/Mcf) - Henry Hub	$1.95	$2.65	$2.02	$2.82

REALIZED PRICES	Quarter Ended June 30, 2016
	Oil /Bitumen (Per Bbl)	NGL (Per Bbl)	Gas (Per Mcf)	Total (Per Boe)
United States	$41.56	$10.14	$1.40	$17.68
Canada	$22.53	N/M	N/M	$21.85

Realized price without hedges	$32.64	$10.14	$1.40	$18.50
Cash settlements	$(2.57)	$(0.25)	$0.24	$(0.53)

Realized price, including cash settlements	$30.07	$9.89	$1.64	$17.97

	Quarter Ended June 30, 2015
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$52.52	$10.31	$2.13	$24.18
Canada	$36.49	N/M	N/M	$35.33

Realized price without hedges	$46.69	$10.31	$2.13	$25.86
Cash settlements	$16.08	$—	$0.58	$7.83

Realized price, including cash settlements	$62.77	$10.31	$2.71	$33.69

	Six Months Ended June 30, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$34.70	$8.46	$1.47	$15.89
Canada	$15.71	N/M	N/M	$15.33

Realized price without hedges	$26.05	$8.46	$1.47	$15.78
Cash settlements	$(1.23)	$(0.13)	$0.18	$(0.10)

Realized price, including cash settlements	$24.82	$8.33	$1.65	$15.68

	Six Months Ended June 30, 2015
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$47.74	$9.85	$2.29	$22.93
Canada	$29.51	N/M	N/M	$28.56

Realized price without hedges	$40.94	$9.85	$2.29	$23.80
Cash settlements	$18.59	$—	$0.55	$8.72

Realized price, including cash settlements	$59.53	$9.85	$2.84	$32.52

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share amounts)	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Oil, gas and NGL sales	$1,085	$1,587	$1,910	$2,926
Oil, gas and NGL derivatives	(142)	(282)	(109)	12
Marketing and midstream revenues	1,545	2,088	2,813	3,720

Total operating revenues	2,488	3,393	4,614	6,658

Lease operating expenses	416	562	860	1,115
Marketing and midstream operating expenses	1,338	1,863	2,404	3,302
General and administrative expenses	147	212	341	463
Production and property taxes	75	116	153	224
Depreciation, depletion and amortization	484	814	1,026	1,744
Asset impairments	1,497	4,168	4,532	9,628
Restructuring and transaction costs	24	—	271	—
Other operating items	4	21	24	40

Total operating expenses	3,985	7,756	9,611	16,516

Operating loss	(1,497)	(4,363)	(4,997)	(9,858)
Net financing costs	163	125	327	242
Other nonoperating items	85	(9)	106	3

Loss before income taxes	(1,745)	(4,479)	(5,430)	(10,103)
Income tax benefit	(182)	(1,686)	(399)	(3,721)

Net loss	(1,563)	(2,793)	(5,031)	(6,382)
Net earnings (loss) attributable to noncontrolling interests	7	23	(405)	33

Net loss attributable to Devon	$(1,570)	$(2,816)	$(4,626)	$(6,415)

Net loss per share attributable to Devon:
Basic	$(3.04)	$(6.94)	$(9.33)	$(15.81)
Diluted	$(3.04)	$(6.94)	$(9.33)	$(15.81)

Weighted average common shares outstanding:
Basic	524	411	502	411
Diluted	524	411	502	411

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(1,563)	$(2,793)	$(5,031)	$(6,382)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	484	814	1,026	1,744
Asset impairments	1,497	4,168	4,532	9,628
Deferred income tax benefit	(179)	(1,593)	(386)	(3,640)
Derivatives and other financial instruments	223	305	417	(125)
Cash settlements on derivatives and financial instruments	(44)	464	(148)	1,183
Other noncash charges	88	41	21	266
Net change in working capital	(153)	(189)	45	26
Change in long-term other assets	(40)	18	13	159
Change in long-term other liabilities	22	(134)	(5)	(110)

Net cash from operating activities	335	1,101	484	2,749

Cash flows from investing activities:
Capital expenditures	(489)	(1,432)	(1,238)	(3,149)
Acquisitions of property, equipment and businesses	(11)	(13)	(1,638)	(417)
Divestitures of property and equipment	191	6	209	8
Other	(26)	(8)	(27)	(5)

Net cash from investing activities	(335)	(1,447)	(2,694)	(3,563)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	450	2,094	846	3,051
Repayments of long-term debt	(290)	(1,034)	(549)	(1,521)
Net short-term repayments	—	(778)	(626)	(763)
Issuance of common stock	—	—	1,469	—
Sale of subsidiary units	—	85	—	654
Issuance of subsidiary units	49	2	776	4
Dividends paid on common stock	(33)	(98)	(158)	(197)
Distributions to noncontrolling interests	(74)	(65)	(147)	(118)
Other	(2)	4	(2)	(8)

Net cash from financing activities	100	210	1,609	1,102

Effect of exchange rate changes on cash	(12)	3	14	(43)
Net change in cash and cash equivalents	88	(133)	(587)	245
Cash and cash equivalents at beginning of period	1,635	1,858	2,310	1,480

Cash and cash equivalents at end of period	$1,723	$1,725	$1,723	$1,725

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS
(in millions)	June 30,	December 31,
	2016	2015
Current assets:
Cash and cash equivalents	$1,723	$2,310
Accounts receivable	1,167	1,105
Assets held for sale	728	—
Other current assets	364	606

Total current assets	3,982	4,021

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	80,066	78,190
Not subject to amortization	3,798	2,584

Total oil and gas	83,864	80,774
Midstream and other	10,243	10,380

Total property and equipment, at cost	94,107	91,154
Less accumulated depreciation, depletion and amortization	(77,292)	(72,086)

Property and equipment, net	16,815	19,068

Goodwill	4,159	5,032
Other long-term assets	2,288	1,330

Total assets	$27,244	$29,451

Current liabilities:
Accounts payable	$545	$906
Revenues and royalties payable	819	763
Short-term debt	350	976
Liabilities held for sale	205	—
Other current liabilities	1,010	650

Total current liabilities	2,929	3,295

Long-term debt	12,357	12,056
Asset retirement obligations	1,473	1,370
Other long-term liabilities	1,011	853
Deferred income taxes	555	888
Stockholders’ equity:
Common stock	52	42
Additional paid-in capital	7,500	4,996
Retained earnings (accumulated deficit)	(2,970)	1,781
Accumulated other comprehensive earnings	265	230

Total stockholders’ equity attributable to Devon	4,847	7,049
Noncontrolling interests	4,072	3,940

Total stockholders’ equity	8,919	10,989

Total liabilities and stockholders’ equity	$27,244	$29,451

Common shares outstanding	524	418

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)
	Quarter Ended June 30, 2016
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,085	$—	$—	$1,085
Oil, gas and NGL derivatives	(142)	—	—	(142)
Marketing and midstream revenues	688	1,033	(176)	1,545

Total operating revenues	1,631	1,033	(176)	2,488

Lease operating expenses	416	—	—	416
Marketing and midstream operating expenses	692	822	(176)	1,338
General and administrative expenses	118	29	—	147
Production and property taxes	64	11	—	75
Depreciation, depletion and amortization	359	125	—	484
Asset impairments	1,497	—	—	1,497
Restructuring and transaction costs	23	1	—	24
Other operating items	4	—	—	4

Total operating expenses	3,173	988	(176)	3,985

Operating earnings (loss)	(1,542)	45	—	(1,497)
Net financing costs	117	46	—	163
Other nonoperating items	85	—	—	85

Loss before income taxes	(1,744)	(1)	—	(1,745)
Income tax benefit	(180)	(2)	—	(182)

Net earnings (loss)	(1,564)	1	—	(1,563)
Net earnings attributable to noncontrolling interests	1	6	—	7

Net loss attributable to Devon	$(1,565)	$(5)	$—	$(1,570)

OTHER KEY STATISTICS
(in millions)	Quarter Ended June 30, 2016
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$225	$110	$—	$335
Capital expenditures	$(336)	$(153)	$—	$(489)
Acquisitions of property, equipment and businesses	$(17)	$6	$—	$(11)
EnLink distributions received (paid)	$66	$(140)	$—	$(74)
Issuance of subsidiary units	$—	$49	$—	$49

Balance sheet statement items:
Net debt (1)	$7,630	$3,354	$—	$10,984

(1)	Net debt is a non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES
(in millions)
	Quarter Ended June 30, 2016	Six Months Ended June 30, 2016
Exploration and development capital	$221	$584
Capitalized G&A and interest	73	160
Acquisitions	12	1,530
Other	7	13

Devon capital expenditures (1)	$313	$2,287

(1)	Excludes $139 million and $684 million attributable to EnLink for the second quarter and first six months of 2016, respectively.

NON-GAAP FINANCIAL MEASURES

This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

CORE EARNINGS

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the Company’s financial results. Accordingly, the Company also uses the measures of core earnings and core earnings per share attributable to Devon. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on second-quarter 2016 earnings.

(in millions, except per share amounts)	Quarter Ended June 30, 2016
	Before-tax	After-tax	After Noncontrolling Interests	Per Share
Loss attributable to Devon (GAAP)	$(1,745)	$(1,563)	$(1,570)	$(3.04)
Adjustments:
Fair value changes in financial instruments and foreign currency	205	134	130	0.25
Restructuring and transaction costs	24	16	16	0.03
Deferred tax asset valuation allowance	—	467	467	0.91
Asset impairments	1,497	990	990	1.91

Core earnings (loss) attributable to Devon (Non-GAAP)	$(19)	$44	$33	$0.06

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

ADJUSTED EBITDA

We define Adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted for certain items presented in the accompanying reconciliation. We believe that EBITDA is widely used by investors to measure a company’s performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. In addition, Adjusted EBITDA generally excludes certain other items that management believes affect the comparability of operating results or are not related to Devon’s ongoing operations. Management uses Adjusted EBITDA to evaluate the company’s operational trends and performance relative to other oil and gas companies.

(in millions)	Quarter Ended June 30, 2016
Net loss (GAAP)	$(1,563)
Net financing costs	163
Income taxes	(182)
Depreciation, depletion and amortization and impairments	1,981
Asset retirement obligation accretion	21

EBITDA	420
Restructuring and transaction costs	24
Fair value changes in financial instruments and foreign currency	205

Adjusted EBITDA (Non-GAAP)	$649

NET DEBT AND ADJUSTED NET DEBT

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Adjusted net debt is net debt further adjusted for the estimated proceeds Devon expects to receive from the asset divestitures that have closed or will close in the third quarter of 2016. Devon believes that netting these sources of cash, including the estimated asset sale proceeds, against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

(in millions)	June 30, 2016
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$9,343	$3,364	$12,707
Less cash and cash equivalents	(1,713)	(10)	(1,723)

Net debt (non-GAAP)	7,630	3,354	10,984
Proceeds from assets sales	(2,932)	—	(2,932)

Adjusted net debt (Non-GAAP)	$4,698	$3,354	$8,052

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE	Quarter 3		Full Year
	Low	High	Low	High

Oil and bitumen (MBbls/d)
U. S.	106	111	117	122
Heavy Oil	131	136	126	131

Retained assets	237	247	243	253
Divested assets	3	7	8	10

Total	240	254	251	263

Natural gas liquids (MBbls/d)
U. S.	101	105	105	109
Divested assets	5	10	12	14

Total	106	115	117	123

Gas (MMcf/d)
U. S.	1,200	1,230	1,245	1,275
Heavy Oil	14	18	15	20

Retained assets	1,214	1,248	1,260	1,295
Divested assets	70	80	120	125

Total	1,284	1,328	1,380	1,420

Oil equivalent (MBoe/d)
U. S.	407	421	430	444
Heavy Oil	133	139	128	134

Retained assets	540	560	558	578
Divested assets	20	30	40	45

Total	560	590	598	623

PRICE REALIZATIONS GUIDANCE	Quarter 3		Full Year
	Low	High	Low	High

Oil and bitumen - % of WTI
U. S.	86%	96%	83%	93%
Canada	47%	57%	38%	48%
NGL - realized price	$8	$12	$8	$12
Natural gas - % of Henry Hub	78%	88%	73%	83%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS	Quarter 3		Full Year
($ millions, except %)	Low	High	Low	High

Marketing & midstream operating profit	$200	$220	$825	$875
Lease operating expenses	$380	$420	$1,600	$1,700
General & administrative expenses	$135	$155	$600	$650
Production and property taxes	$70	$80	$285	$315
Depreciation, depletion and amortization	$425	$475	$1,900	$2,100
Other operating items	$15	$20	$50	$75
Net financing costs (1)	$160	$170	$650	$700
Current income tax rate	0.0%	0.0%	0.0%	0.0%
Deferred income tax rate	35.0%	45.0%	35.0%	45.0%

Total income tax rate	35.0%	45.0%	35.0%	45.0%

Net earnings attributable to noncontrolling interests	$—	$—	$—	$—

(1)	Full year 2016 includes $50 million of non-cash accretion on EnLink’s installment purchase obligations.

CAPITAL EXPENDITURES GUIDANCE	Quarter 3		Full Year
(in millions)	Low	High	Low	High

Exploration and development	$275	$325	$1,100	$1,300
Capitalized G&A	50	60	200	250
Capitalized interest	10	20	40	50
Other	5	15	30	45

Devon capital expenditures (2)	$340	$420	$1,370	$1,645

(2)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

COMMODITY HEDGES
	Oil Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q3-2016	33,000	$48.37	65,000	$40.37	$46.91	18,500	$55.00
Q4-2016	30,000	$48.58	20,000	$40.85	$50.85	18,500	$55.00
Q1-Q4 2017	6,470	$51.24	10,115	$46.44	$56.44	—	—

	Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q3-2016	Western Canadian Select	50,000	(13.45)
Q4-2016	Western Canadian Select	33,000	(13.40)

	Natural Gas Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q3-2016	140,000	$2.78	105,000	$2.57	$2.85	400,000	$2.80
Q4-2016	155,000	$2.83	305,000	$2.71	$2.92	400,000	$2.80
Q1-Q4 2017	99,329	$3.03	62,315	$3.01	$3.31	—	—

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index. Commodity hedge positions are shown as of July 27, 2016.